Shenzhen Branch, Bank of China
Loan Certificate

Date: November 27, 2007

Applicant	Shenzhen BAK Battery Co., Ltd	ID card of the Applicant
Currency	RMB	Amount	50,000,000
Loan term	From November 27, 2007 to November 27, 2008
Usage	Working Capital
Credit Facility Contract No.	(2007) Zhen Zhongyin E Xiezi No. 000274
Annual rate	7.29%
Stamp of Applicant		Stamp of Bank of China

The above loan has been approved to transfer to the applicant’s account.
Lending Bank: (Stamp)